Exhibit 6.10

EXECUTION COPY

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is made and entered into as of October 20, 2021 (the “Effective Date”) by and among PROMETHEUM, INC., a Delaware corporation (the “Company”); HASHKEY DIGITAL ASSET GROUP LIMITED, a company organized under the laws of Hong Kong (“HashKey”), SHANGHAI WANXIANG BLOCKCHAIN INC., a PRC corporation (“Wanxiang”), and solely for purposes of Sections 2.01(d) and 2.02 hereof, the shareholders signatory hereto (the “Shareholders”). The Company, HashKey, and Wanxiang are collectively referred to herein as the “Entity Parties” and may each be referred to as an “Entity Party.”

RECITALS

The following recitals are a material part of this Agreement.

1.                   The Company and HashKey are parties to that certain Securities Purchase Agreement dated as of December 14, 2018 (the “Securities Purchase Agreement”).

2.                  The Company, HashKey and Wanxiang are parties to that certain Technology Agreement, made and entered into as of December 14, 2018 (the “Technology Agreement”).

3.                  The Company, HashKey, the Management Group (as defined below) and the other signatories thereto as Founders (as defined below) are parties to that certain Investor and Founders Rights Agreement, effective as of December 14, 2018 (the “Investor and Founders Rights Agreement”).

4.                  The Company, and Wanxiang are parties to that certain Strategic Partnership and Joint Development Agreement made and entered into as of December 14, 2018 (the “Strategic Partnership Agreement”).

5.                  The Entity Parties (and for purposes of the Investor and Founders Rights Agreement, the Founders (defined below)) deem it in their respective best interests to terminate the Securities Purchase Agreement, the Technology Agreement, the Investor and Founders Rights Agreement and the Strategic Partnership Agreement (collectively, the “Prior Agreements”) effective as of the date hereof and replace the Prior Agreements with this Agreement for the purpose of setting forth the rights and duties of the Entity Parties and to provide for the corporate governance of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Entity Parties agree as follows:

Article I.

DEFINITIONS

1.01              Capitalized Terms. The following capitalized terms used in this Agreement have the meanings set forth below:

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Person, and as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities or other ownership interest by contract, or otherwise.

“Board” means the board of directors of the Company.

“Bylaws” means the third amended and restated bylaws of the Company, dated October 1, 2021 and all subsequent amendments thereto and restatements thereof.

“Certificate” means the certificate of incorporation of the Company, filed in the office of the Secretary of State of Delaware on September 18, 2017, as amended on November 22, 2017 and on January 28, 2021 and all subsequent amendments thereto and restatements thereof.

“Common Stock” means the common stock of the Company, par value $0.00001 per share and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Digital Asset” means an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, coins, tokens and digital assets that meet the definition of a security under the US federal securities laws.

“Director” means any member of the Board.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Founders” means the Persons set forth on Schedule I hereto.

2

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HashKey Director” has the meaning set forth in Section 3.01(a)(ii).

“HashKey Group” means HashKey, Wanxiang and each of their Affiliates.

“Holder” means any Person that is or becomes a party to this Agreement.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Management Group” means Martin H. Kaplan, Aaron L. Kaplan and Benjamin S. Kaplan.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Prior Agreements” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock now or hereafter issued to or acquired by a Holder and all shares of capital stock of the Company, including the Common Stock and all or other securities of the Company or any successor of the Company issued or issuable as a result of any stock dividends on, or stock split or reclassification or conversion of, or in exchange for, any such Common Stock or issued or issuable with respect to such Common Stock in connection with any merger or reorganization or similar transaction involving the Company.

“Voting Shares” shall mean the Common Stock and any and all other Shares, by whatever name called, which carry voting rights which are now owned or subsequently acquired by a Holder or an Affiliate of such Holder, however acquired, including, without limitation, through stock splits, stock dividends, reclassifications, recapitalizations and other similar events.

3

Article II.

TERMINATION OF PRIOR AGREEMENTS; GENERAL RELEASE

2.01             Termination of Prior Agreements.

(a)              The Company and HashKey agree that, on the Effective Date, the Securities Purchase Agreement is terminated and of no further force and effect and that this termination does not effect the shares or warrants for Ember Tokens that have been issued to HashKey through the date hereof. The Entity Parties agree that, as of the Effective Date, HashKey is the owner of 11,479,167 shares of restricted Common Stock and 101,500,000 restricted warrants to purchase 101,500,000 restricted Ember Tokens, in each case, fully-paid and non-assessable and free and clear of all liens and obligations.

(b)               The Company and HashKey agree that, on the Effective Date, the Technology Agreement is terminated and of no further force and effect.

(c)              The Company and Wanxiang agree that, on the Effective Date, the Strategic Partnership Agreement is terminated and of no further force and effect.

(d)              The Company, HashKey and each of the Founders agree that, on the Effective Date, the Investor and Founders Rights Agreement is terminated and of no further force and effect.

2.02              General Release.

(a)               HashKey/Wanxiang Release. HashKey and Wanxiang, individually and on behalf of their respective Affiliates, agents, officers, directors, employees, representatives, attorneys, heirs, successors and assigns, hereby fully and finally discharge, covenant not to sue, and forever release any and all actions, claims, causes of action, suits, charges, complaints, demands, debts, dues, sums of money, accounts, contracts, controversies, agreements, promises, obligations, damages, judgments, executions, rights, remedies and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, known or unknown, that they may have had (the “HashKey/Wanxiang Release”) against the Company, the Shareholders and each of their respective affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers, and fiduciaries (each in their individual and corporate capacities)(the “Released Company Parties”). For the avoidance of all doubt, the HashKey/Wanxiang Release includes any and all claims arising out of or relating in any way to any of the Prior Agreements, from the beginning of time up through and including the Effective Date.

4

(b)                Company/Shareholders Release. The Company and the Shareholders, individually and on behalf of their respective Affiliates, agents, officers, directors, employees, representatives, attorneys, heirs, successors and assigns, hereby fully and finally discharge, covenant not to sue, and forever release any and all actions, claims, causes of action, suits, charges, complaints, demands, debts, dues, sums of money, accounts, contracts, controversies, agreements, promises, obligations, damages, judgments, executions, rights, remedies and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, known or unknown, that they may have had (the “Company/Shareholders Release”) against the HashKey, Wanxiang and each of their respective affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers, and fiduciaries (each in their individual and corporate capacities)(the “Released HashKey Parties”). For the avoidance of all doubt, the Company/Shareholders Release includes any and all claims arising out of or relating in any way to any of the Prior Agreements, from the beginning of time up through and including the Effective Date.

(c)             Bar to Future Suit. The Entity Parties and the Shareholders agree and warrant that they shall not bring, commence, institute, maintain, or prosecute, or allow any person, entity or organization to bring, commence, institute, maintain, or prosecute in her name, any other action at law or in equity or any legal proceeding, claim, or counterclaim whatsoever, against any of the Company Released Parties or the HashKey Released Parties, as the case may be, arising out of or relating in any way to the Prior Agreements other than to enforce this Agreement or based on an alleged breach of this Agreement. The Entity Parties agree that this Agreement may be pleaded as a full and complete defense to, and may be used as a basis for injunctive relief against, any action, suit, or other proceeding that may be instituted, prosecuted, or attempted in breach of this Agreement. To the extent allowable by law, the Entity Parties agree to waive the requirement of a bond or security to pursue injunctive relief.

Article III.

MANAGEMENT OF THE COMPANY

3.01              Board of Directors.

(a)                 Number of Directors. As of the Effective Date, the Company’s Board consists of seven (7) members. The number of directors may thereafter be increased or decreased in accordance with the Certificate and the Bylaws and the provisions of this Agreement.

(b)                Term. Each such Director shall hold office until the next annual meeting of the shareholders of the Company (or a special meeting of shareholders held in lieu thereof) and until his or her successor is duly elected and qualified or until his or her earlier resignation or renewal.

(c)                  Voting. Each of the Holders agrees to vote all of the Voting Shares owned by such person and otherwise to use such person’s best efforts to elect to the Board at the next annual meeting of shareholders of the Company and subsequent annual meetings or at any special meeting at which directors are to be elected as follows;

5

(i)                   One (1) director designated by HashKey (the “HashKey Director”) who shall initially be Dr. Xiao Feng; and

(ii)                 Six (6) directors designated by the Management Group. One of the directors designated by the Management Group shall also be appointed Chairman of the Board. Martin H. Kaplan shall be Chairman of the Board.

(d)                 Notices. Each person entitled to designate one or more directors pursuant to the provisions of this Section 3 shall furnish written notice of its director-designees to the other Holders prior to any election of directors. In the absence of such notice, the director-designees then serving and previously designated shall be reelected if still eligible to serve as provided herein.

(e)                Vacancies.

(i)                   Any vacancy on the Board created by the resignation, removal, incapacity or death of any Person designated under this Section 3 shall be filled by another person designated by the original designating party and consented to by the Management Group (which consent shall not be unreasonably withheld). The Holders shall vote their respective Voting Shares in accordance with such new designation, and any such vacancy shall not be filled in the absence of a new designation by the original designating party or by each of the other members of the Board, as the case may be.

(ii)                  Any vacancy on the Board created by an increase in the number of directors pursuant to the Certificate and the Bylaws shall be filled by a Person designated by the Management Group. The Holders shall vote their respective Voting Shares of Common Stock in accordance with such new designation.

(f)                 Removal. The Holders who are entitled to appoint a Director hereunder may remove such Director at any time and from time to time and, subject to consent (which shall not be unreasonably withheld) of the Management Group, designate his or her successor by written notice to the Company and the other Holders. Provided the Management Group has approved the successor, the other Holders agree to vote their Voting Shares for such removal and for the election of the successor so designated.

(g)                Covenant to Vote. Each Holder shall appear in person or by proxy at any meeting of Shareholders for the purpose of establishing a quorum and shall vote the Voting Shares owned by such Holder upon any matter in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement. Each Holder also agrees to execute and deliver unanimous or majority written consents of shareholders of the Company in lieu of attendance at a meeting of shareholders meeting if required to implement the terms of this Agreement or to approve or authorize corporate action consistent with the terms hereof.

6

(h)                Termination of Rights. The right of the HashKey to appoint a HashKey Director shall terminate at such time as HashKey no longer owns at least ten (10%) percent of the issued and outstanding Voting Shares.

Article IV.

RIGHTS AND OBLIGATIONS OF HOLDERS

4.01              Schedule 13D Filing.

(a)                 The Entity Parties agree to comply with all obligations under the Exchange Act, including but not limited to, Section 13 thereof.

4.02              Non-Competition, Non-Disclosure and Non-Solicitation Covenants.

(a)                 Covenants. Each of HashKey and Wanxiang, on behalf of itself and its respective subsidiaries, covenants and agrees that during the term of this Agreement, and for a period of five (5) years after the Effective Date, it shall not, for its own account or jointly with another, directly or indirectly, for or on behalf of any other Person (except for the Company or an Affiliate of the Company), as a principal, agent or otherwise:

(i)                   own, control, manage, be employed by, perform consulting services or otherwise knowingly participate in, any business engaged in the clearance, trade, settlement or custody of digital asset securities in the Trade Area (as defined below) which competes with the digital asset securities business of the Company or its Affiliates, including, but not limited to, a Person which is directly or indirectly engaged in, or seeking to engage in (i) the business of operating, developing or offering venues or platforms for Persons to engage in transactions in digital asset s, including but not limited to issuance of and secondary trading, clearing, and settlement of digital asset transactions, and/or (ii) the provision of custody and control of digital assets (the “Restricted Business”); for the avoidance of doubt, HashKey, Wanxiang and their respective subsidiaries shall not license directly or indirectly to anyone in the Trade Area the software developed with the Company;

Notwithstanding the above, making a passive investment into any Person which has its business in the Trade Area by HashKey, Wanxiang or their respective subsidiaries solely as a financial investor will not constitute an activity that is prohibited as a Restricted Business pursuant to this section.

(ii)                  solicit or attempt to solicit any Person who is an employee, consultant or advisor of the Company or its Affiliates (or who has served in such capacity during the twelve (12) months preceding the solicitation) by the Company or any of its Affiliates to terminate its services to the Company or its Affiliates, whether or not such services are pursuant to a written contract; or

7

(iii)                solicit, contact or deal with any Person who is or was a Customer or prospective Customer of the Company or any of its Affiliates in the Trade Area for the purpose of providing Restricted Business which are competitive with the services or products provided by the Company or its Affiliates (for purpose of this provision, a Customer or prospective Customer is any Person to whom the Company or its Affiliates provides or provided products or services, or with whom the Company or its Affiliates had or has material contacts for the purposes of soliciting business, at any time during the one-year period prior to termination of Agreement).

(b)           Trade Area. As used herein, the term “Trade Area” means the United States of America including its territories and provinces and Canada.

(d)            Enforcement. Each of HashKey, Wanxiang and their respective subsidiaries acknowledges that the covenants contained in this Article IV are reasonable in scope and in all other respects, do not constitute a material restraint of trade and are essential to protect the Company’s business. Each of HashKey, Wanxiang and their respective subsidiaries further acknowledges that if it breaches any covenant contained in this Article IV, the Company would suffer immediate and irreparable injury for which no remedy at law would be adequate. Accordingly, the Company will be entitled to an injunction restraining any breach or threatened breach of any covenant in this Article IV and need not post any bond or other security or show actual damages. The exercise by the Company of its rights under this Section 4.02 does not limit any other rights or remedies that the Company may have. No failure by the Company to pay compensation to any of the entities comprising the HashKey Group nor any claim or cause of action that any of the entities comprising the HashKey Group may have against the Company, whether predicated on this Agreement or otherwise, will be an excuse or defense for any failure by any of HashKey, Wanxiang and their respective subsidiaries to abide by this Article IV or constitute a defense to the enforcement of this Article IV by the Company. The Company’s rights and remedies under this Article IV are cumulative and do not limit any other rights or remedies it may have.

(e)            Blue Pencil. If any court of competent jurisdiction determines that any of the covenants set forth in this Article IV, or any part thereof, is unenforceable because of the scope or duration of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Article IV or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

8

Article V.

RESTRICTIONS ON TRANSFER

5.01             Rule 144 Acknowledgment. Each Holder acknowledges that such Person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such Person has been advised that Rule 144 permits, only under certain circumstances, the resale of restricted securities such as the Shares now held or being acquired by such Person contemporaneously with the execution of this Agreement, but that Rule 144 is not currently, and may not in the future become, available to permit resales by such Person of any Shares. Each Holder understands that, to the extent that Rule 144 is not available, such Person will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement, and that the Company has no obligation whatsoever to any Holder to register any Shares.

5.02             Further Restrictions on Transfer. Until December 14, 2021, no Holder or any transferee of a Holder’s Shares, shall directly or indirectly or by operation of Law, (a) offer, pledge, sell, assign, exchange, pledge, gift, transfer, contract to sell, grant, lend, or make any other disposition (collectively, “Transfer”), any Shares or any securities convertible into or exercisable or exchangeable for Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (c) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (d) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

5.03             Permitted Transfers. Notwithstanding Section 5.01, but subject to any restrictions under the US federal securities laws and any securities laws of any State of the United States of America, the Lock-Up Securities of each Holder may be Transferred under the following circumstances:

(a)                 any Holder who is an individual may Transfer all or any of his or her Lock-Up Securities to a trust, family limited partnership or limited liability company for the benefit of such Holder, his or her spouse, lineal descendants or ancestors, provided that such Holder retains the sole right to control the exercise of all rights under this Agreement with respect to such Lock-Up Securities;

(b)                any Holder who is an individual may Transfer all or any of his or her Lock-Up Securities, upon his or her death, by will or the laws of descent and distribution;

9

(c)                 any Holder who is an individual may Transfer all or any of his or her Lock-Up Securities to any entity Person in which the Holder owns and retains all of the outstanding equity interests provided such transferee becomes a party to this Agreement;

(d)                 any Holder who is an entity may Transfer all or any of its Lock-Up Securities to any entity Person in which the Holder owns and retains at all times while this Agreement is in effect 100% of (i) the issued and outstanding equity interests, and (ii) the voting securities of such entity Person transferee provided such transferee becomes a party to this Agreement; and

(e)                  any Holder may Transfer all or any of such Holder’s Lock-Up Securities with the prior written consent of at least a majority of the Board, which shall also require prior written consent of at least one (1) Founder Director if HashKey is making such Transfer and the HashKey Director if a Founder is making such Transfer.

5.04             No Transfers to Bad Actors. No Holder shall, directly or indirectly, Transfer any Lock-Up Securities to any Person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company, which shall not be unreasonably withheld, that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor any Person that would be deemed a beneficial owner of those Lock-Up Securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the "bad actor" disqualifications described in Rule 506(d)(l)(i) through (viii) under the Securities Act (“Bad Actor Disqualifications”), except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the Transfer, in writing in reasonable detail to the Company. Each Holder will promptly notify the Company in writing if the Holder or, to the Holder’s knowledge, any Person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.

5.05             Market Standoff.

(a)                  In the event of a public offering by the Company (or any successor to the Company) of its Equity Securities (defined below), pursuant to an effective registration statement filed under the Securities Act, or a qualified offering statement filed pursuant to Regulation A, promulgated under the Securities Act, the Shareholders, Wanxiang and HashKey, each covenant and agree, that they will not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Equity Securities of the Company however or whenever acquired (except for those being registered or qualified) without the prior written consent of the Company. Such limitations shall be in effect for such period of time as may be requested by the Company; provided, however, that in no event shall such period exceed 180 days after the effective date of the registration statement, or qualification date of the offering statement, for such public offering, plus such additional period as may requested by the underwriter or placement agent for such public offering, if any, as is necessary to comply with regulatory restrictions on the publication of research reports (including, but not limited to, FINRA Rule 2241, or any amendments or successor rules). If requested, each of the Shareholders, Wanxiang and HashKey will execute an agreement reflecting the limitation of this Section 5.04 as may be requested by the Company, or if applicable, the underwriter or placement agent for such public offering.

10

(b)            For purposes hereof, “Equity Securities” means (a) the common and preferred stock of the Company; (b) any securities conferring the right to purchase common or preferred stock; (c) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) common or preferred stock; (d) smart security tokens of the Company, including the Company’s ember tokens, when and if created (collectively, with any other blockchain based securities of the Company, “Digital Securities”); and (e) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Digital Securities.

5.06              Stop-Transfer Instructions. In order to enforce the limitations of this Article V, the Company reserves the right to impose stop-transfer instructions with respect to any Equity Securities subject to the foregoing provisions until any applicable restrictions on transfer expire.

Article VI.

CONFIDENTIALITY

6.01              Confidentiality Obligation. In connection with providing services to the Company pursuant to the Prior Agreements, each Entity Party, and their respective officers, directors employees and Affiliates, and the respective officers, directors and employees of such Affiliates (the “Receiving Party”) may have been provided or had access to certain information, including Confidential Information (as defined below) of any other Entity Party (the “Disclosing Party”). At all times during the term of this Agreement, and for a period of three (3) years following the termination of this Agreement, the Receiving Party shall hold all Confidential Information in strict confidence and not to disclose any Confidential Information to any third party, except as required by law, regulation or legal or judicial process. The Receiving Party shall not use any Confidential Information for their benefit, or for the benefit of any their Affiliates, or any other third party. The Receiving Party shall take the same degree of care that they use to protect their own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information. No Receiving Party shall make any copies of the Confidential Information. No Receiving Party shall decompile, disassemble or otherwise reverse engineer any Confidential Information or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Confidential Information or any portion thereof.

11

6.02             Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all information, technical and non-technical data, know-how, trade secrets, intellectual property, ideas, inventions, processes, techniques, methodologies, algorithms, programs (whether in source code or object code form), hardware, devices, and all other confidential or proprietary information, including without limitation, information relating to past, present or proposed business plans, strategies, projects, services, customers, potential customers, partners, potential partners, product development efforts, the marketing or promotion of any product or services, business policies or practices, financial forecasts or results, and other information relating to the business, operations and affairs of the Disclosing Party or any of its Affiliates, whether in writing, or in oral, graphic, electronic or any other form, regardless of whether marked confidential or proprietary, the manner or form in which it is provided, or whether tangible or intangible, furnished by or on behalf of the Disclosing Party prior to the Effective Date or after the Effective Date. Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party, (ii) was within the Receiving Party’s possession prior to it being furnished to it by the Disclosing Party or any of its representatives, provided that the source of such information was not otherwise prohibited from transmitting the information by a contractual, legal, fiduciary or other obligation, or (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its representatives, provided that the source of such information was not otherwise prohibited from transmitting the information by a contractual, legal, fiduciary or other obligation.

6.03              Ownership. All Confidential Information (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of the Disclosing Party. No Receiving Party acquired (by license or otherwise, whether express or implied) any intellectual property rights or other rights under the Prior Agreements or this Agreement, except the limited right to use such Confidential Information in accordance with the express provisions of the Prior Agreements.

6.04              Remedies. Each Entity Party agree that, due to the unique nature of the Confidential Information, the unauthorized disclosure or use of the Confidential Information may cause irreparable harm and significant injury to the Disclosing Party, the extent of which may be difficult to ascertain and for which there may be no adequate remedy at Law. Accordingly, each Entity Party agree that the Disclosing Party, in addition to any other available remedies, shall have the right to seek an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Agreement. The Receiving Party shall notify the Disclosing Party in writing immediately upon either of them becoming aware of any such breach or threatened breach.

6.05             Return of Materials. If requested by the Disclosing Party, (a) the Receiving Party shall promptly return to the Disclosing Party or destroy all materials (in written, electronic or other form) containing or constituting Confidential Information, including any copies and extracts thereof, and (b) the Receiving Party shall not use such Confidential Information in any way for any purpose.

12

6.06        Protective Arrangements. In the event that any Receiving Party either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the Disclosing Party(or any of the Disclosing Party’s Affiliates) that is subject to the confidentiality provisions hereof, such Receiving Party will notify the Disclosing Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and will cooperate, at the Disclosing Party’s cost and expense, in seeking any appropriate protective order reasonably requested by the Disclosing Party.

Article VII.

RIGHTS OF HASHKEY

7.01            Definitions. For the purpose of this section, the following terms shall have the following meanings:

(a)                A “Qualifying Offer” means a bona fide written offer from an un-Affiliated third (3rd) party (a “Proposed Transferee”) to purchase Shares then held by a member of the Management Group or the HashKey Group. A Qualifying Offer must be contained in a binding written agreement and be accompanied by evidence which reasonably demonstrate the ability of the Proposed Transferee to purchase such Shares.

(b)                Selling Group means either the Management Group or the HashKey Group, that has received a Qualifying Offer that it wishes to accept.

(c)                Tag-Along Notice means a notice sent by the Selling Group, to either the Management Group or the HashKey Group, as applicable. Any Tag-Along Notice shall be in writing and shall include all of the material terms of the Qualifying Offer and the identity of the Proposed Transferee.

(d)                Tag-Along Group shall mean the recipient of a Tag-Along Notice.

7.02          Tag-Along Rights.

(a)            ln the event that a member of a Selling Group receives a Qualifying Offer from a Proposed Transferee which the Selling Group in its sole discretion, wishes to accept, the Selling Group shall deliver Tag-Along Notice' to the Tag-Along Group which will have the right to participate proportionately as set forth below in the sale to the Proposed Transferee,

(b)            ln the event that the Tag-Along Group elects to participate in the sale, the Tag-Along Group will send written notice to the Selling Group that it is exercising its Tag-Along rights. After delivery of such notice, the Tag-Along Group will participate in the sale to the Proposed Transferee on the same price, terms and conditions as the Selling Group,

13

(c)            If the Proposed Transferee will not purchase all of the Shares which the Selling Group and the Tag-Along Group wish to sell, the percentage of Shares which each of the members of the Selling Group and Tag-Along Group will be permitted to sell to the Proposed Transferee will equal to the product of (i) the number of Shares which the Proposed Transferee desires to purchase, multiplied by (ii) by a fraction, (a) the numerator of which is the numbered of Shares owned by the Selling Group or the Tag-Along Group as applicable , and (b) the denominator of which is the aggregate number of Shares owned by the Selling Group and the Tag-Along Group.

(d)           The Tag-Along Group may exercise its rights under Section 7.01(a) above by providing written notice to the Selling Group within ten (10) days after the date of delivering the Tag-Along Notice.

(e)           The Tag-Along rights pursuant to this Section 7.01 shall not apply to any Transfer made pursuant to any merger and/or acquisition, in which l00% of the Company's issued and outstanding Common Stock and preferred stock (if any) are acquired.

7.03           Preemptive Rights. HashKey shall have a one-time preemptive right to purchase up to $5 million of any Company Securities upon the entry into a binding letter of intent by the Company with a third-party investor to purchase no less than $5 million of Company Securities on the same terms and conditions. HashKey will have 5 days following written notice by the Company to it to exercise this right. Such notice by the Company shall include the price and terms and conditions upon which the Company proposes to issue the Company Securities.

Article VIII.

GENERAL PROVISIONS

8.01           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) two (2) Business Days after deposit with a reputable international courier service with 2nd day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

14

If to the Company or any Founder:

Prometheum, Inc.

120 Wall Street, 25th Floor

New York, NY 10005

Telephone: (212) 514-8369

Facsimile: (212) 809-4147

Attn: Benjamin S. Kaplan, Co-Chief Executive Officer

Email: bkaplan@prometheum.com

If to HashKey/Wanxiang:

HashKey Digital Asset Group Limited

614-615, Level 6, Cyberport 3

100 Cyberport, Hong Kong

Telephone: (852) - 3598-3078

Facsimile: (852) - 8343-0950

Attn: Ben El-Baz

Email: ben.elbaz@hashkey.com

8.02              Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

8.03              Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

8.04              Headings. The Article and Section headings of this Agreement are for convenience only, do not form a part of this Agreement, and will not in any way affect the interpretation hereof.

15

8.05              Parties in Interest. Nothing in this Agreement will be construed to be for the benefit of or enforceable by any Person not a party to this Agreement, including, but not limited to, any creditor of the Company, other than the Persons entitled to indemnification.

8.06             Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

8.07              Remedies Cumulative. Except as otherwise provided herein, no remedy conferred upon or reserved to the Company or any other party by this Agreement is intended to be exclusive of any other remedy. Except as otherwise provided herein, each and every such remedy will be cumulative and will be in addition to any other remedy given to the Company or any other party hereunder or now or hereafter existing at law or in equity or by statute.

8.08              Successors and Assigns. Subject to the restrictions on Transfer set forth in this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

8.09              Legal Fees. In the event that any party should commence legal proceedings with respect to the rights and duties of the parties to this Agreement, the prevailing party in such legal proceedings will be entitled to reimbursement from the non-prevailing party of all legal fees and expenses incurred in such proceedings.

8.10              Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one and the same agreement.

8.11              Entire Agreement. The terms and conditions of this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and will supersede all previous communications, either oral or written, between the parties hereto, and no agreement or understanding modifying this Agreement will be binding upon any party unless such modification is in writing and signed by such party.

8.12              Waivers and Amendments. This Agreement, and any and all provisions of this Agreement, may be waived, modified or amended from time to time with the prior affirmative vote of at least a majority of the Board and the prior written approval of the HashKey and Wanxiang, provided that the HashKey Group owns no less than ten (10%) percent of the Company’s issued and outstanding Common Stock at such time, except that any waiver, modification or amendment that adversely affects the rights of HashKey Group or additionally increase the obligations of HashKey Group shall require the consent of HashKey and Wanxiang.

16

8.13             Interpretive Principles. Unless the context otherwise clearly requires, as used in this Agreement, the masculine pronoun shall include the neuter and the feminine and the neuter pronoun shall include the masculine and the feminine. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing an instrument or any portion thereof to be drafted. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Subordination Agreement as a whole and not to any particular provision; (b) the terms “include” and “including” mean without limitation by reason of enumeration; and (c) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”

8.14             Termination of this Agreement. This Agreement shall terminate and have no further force and effect upon the closing of the IPO of the Common Stock (or of the common stock of a successor entity and/or a parent thereof to the Company), except that Section 2.02, Section 3.01, Article IV, Article VI, and this Section 8.14 all of which shall survive an IPO.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

17

EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

PROMETHEUM, INC.

By:	/s/ Martin H. Kaplan
Name: Martin H. Kaplan
Title: Chairman
S-1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HASHKEY DIGITAL ASSET GROUP LIMITED

By:	/s/ Xiao Feng
Name: Dr. Xiao Feng
Title: Director

SHANGHAI WANXIANG BLOCKCHAIN INC.

By:	/s/ Xiao Feng
Name: Dr. Xiao Feng
Title: Chairman
S-2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SHAREHOLDERS:

/s/ Martin H. Kaplan
Martin H. Kaplan

/s/ Aaron L. Kaplan
Aaron L. Kaplan

/s/ Benjamin S. Kaplan
Benjamin S. Kaplan

/s/ Lawrence G. Nusbaum
Lawrence G. Nusbaum

/s/ Junichi Watanabe
Junichi Watanabe

/s/ Jonathan Braun
Jonathan Braun

/s/ Jerry Schneider
Jerry Schneider

/s/ Alex Shapiro
Alex Shapiro

/s/ Gareth Jenkins
Gareth Jenkins
S-3

EXECUTION COPY

SCHEDULE I

Founders

Founder Name
Martin H. Kaplan
Aaron L. Kaplan
Benjamin S. Kaplan
Lawrence G. Nusbaum
Junichi Watanabe
Jonathan Braun
Jerry Schneider
Alex Shapiro